Exhibit 10.3

FIRST AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

This First Amendment to Amended and Restated Credit Agreement (the “First Amendment”) is made as of the 6th day of June, 2005 by and among

PATHMARK STORES, INC., a corporation organized under the laws of the State of Delaware, having a place of business at 200 Milik Street, Carteret, New Jersey 07008;

the LENDERS party hereto; and

FLEET RETAIL GROUP, LLC (f/k/a Fleet Retail Group, Inc.), as Administrative Agent and Collateral Agent for the Lenders, a Delaware corporation, having a place of business at 40 Broad Street, Boston, Massachusetts 02109

THE CIT GROUP/BUSINESS CREDIT, INC, as Syndication Agent; and

GMAC COMMERCIAL FINANCE LLC and GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Documentation Agents

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

WITNESSETH

WHEREAS, the Borrower, the Administrative Agent, the Collateral Agent, the Lenders, the Syndication Agent, and the Co-Documentation Agents have entered into an Amended and Restated Credit Agreement dated as of October 1, 2004 (as amended and in effect, the “Credit Agreement”); and

WHEREAS, the Borrower has advised the Administrative Agent, the Collateral Agent, the Lenders, the Syndication Agent, and the Co-Documentation Agents that the Borrower has agreed to sell certain of its securities to Yucaipa Corporate Initiatives Fund I, L.P., Yucaipa American Alliance Fund I, L.P., and Yucaipa America Alliance (Parallel) Fund I, L.P.; and

WHEREAS, the consummation of the securities purchase with Yucaipa Corporate Initiatives Fund I, L.P., Yucaipa American Alliance Fund I, L.P., and Yucaipa America Alliance (Parallel) Fund I, L.P. without the consent of the Required Lenders would constitute an Event of Default under the Credit Agreement; and

WHEREAS, the Borrower has requested that the Lenders consent to the consummation of the securities purchase with Yucaipa Corporate Initiatives Fund I, L.P., Yucaipa American Alliance Fund I, L.P., and Yucaipa America Alliance (Parallel) Fund I, L.P. and amend certain of the provisions of the Credit Agreement; and

WHEREAS, the Borrower, the Administrative Agent, the Collateral Agent, the Lenders, the Syndication Agent, and the Co-Documentation Agents have agreed to amend certain provisions of the Credit Agreement as set forth herein.

NOW THEREFORE, it is hereby agreed as follows:

1.                                       Definitions: All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

2.                                       Amendments to Article I.    The provisions of Article I of the Credit Agreement are hereby amended as follows:

a.                                       By deleting the definition of “Change in Control” and substituting the following in its stead:

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than (i) the two largest shareholders of the Borrower on the Effective Date or (ii) Yucaipa, of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, (b) occupation of a majority of the seats (other than vacant seats or seats held by Yucaipa pursuant to the Stockholders Agreement substantially in the form attached as Exhibit C to the Securities Purchase Agreement dated as of March 23, 2005 between the Borrower and Yucaipa) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) nominated by a majority of the Independent Directors (as defined in such Stockholders Agreement) in accordance with such Stockholders Agreement, nor (iii) appointed by directors so nominated or (c) the occurrence of any change of control event as defined in any indenture in respect of the Initial Subordinated Indebtedness requiring the Borrower to prepay, redeem or repurchase (or make an offer to prepay, redeem or repurchase) any portion of such Initial Subordinated Indebtedness.

b.                                      By deleting the definition of “Consolidated EBITDA” in its entirety and substituting the following in its stead:

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, the sum of (a) the aggregate amount of Consolidated Interest Expense for such period, (b) the aggregate amount of letter of credit fees paid during such period, (c) provisions for taxes based on income for such period, (d) all amounts attributable to depreciation and amortization for such period, (e) other non-cash items (including charges for inventory accounted for on a last in, first out basis) reducing Consolidated Net Income for such period (f) all Yucaipa Charges during such period, (g) all extraordinary charges during such period, and (h) all Strategic Charges during such period, and minus, without duplication and to the extent increasing Consolidated Net Income for such period, (h) all extraordinary gains during such period, (i) net gains (howsoever classified) from the sale of Real Property Assets in excess of $10,000,000 during any four fiscal quarter period, and (j) other non-cash items (other than pension income related to the Borrower’s qualified pension plan, to the extent such pension income constitutes a non-cash item) during such period, all as determined on a consolidated basis with respect to the Borrower and its consolidated Subsidiaries in accordance with GAAP.

c.                                       By deleting clause (vi) of the definition of “Permitted Acquisitions” and substituting the following in its stead:

(vi)                              Each of the Adjusted Payment Conditions shall have been satisfied.

d.                                      By deleting clause (c) of the definition of “Permitted Investments” and substituting the following in its stead:

(c)  investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-3 from S&P or at least P-3 from Moody’s;

e.                                       By adding the words “or increased” after  the word “reduced” in clause (a) of the definition of “Revolving Commitment.”

f.                                         By deleting the definition of “Term Loan Commitment” in its entirety and substituting the following in its stead:

“Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Effective Date or to readvance, in accordance with the terms hereof, any portion of the Term Loan which has been repaid, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender from time to time hereunder, as such commitment may be (a) reduced from time to time pursuant to SECTION 2.10, or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to SECTION 9.04.  The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable.  The initial aggregate amount of the Lenders’ Term Loan Commitments is $70,000,000.

g.                                      By adding the following new definitions in appropriate alphabetical order:

“Additional Commitment Lender” shall have the meaning provided therefor in SECTION 2.10(d).

“Adjusted Payment Conditions” means at the time of determination, that (a) no Default or Event of Default then exists or would arise as a result of the making such payment, (b) the Borrower has maintained Average Excess Availability equal to or greater than $50,000,000 for the thirty (30) days prior to making such payment, (c) after giving effect to such payment, Excess Availability will be equal to or greater than $50,000,000, and (d) Consolidated EBITDA, calculated on a trailing twelve months basis, was at least $140,000,000.

“Belgravia Lenders” means collectively, Morgan Stanley Mortgage Capital, Inc., Morgan Stanley Capital I, Inc., Bear Sterns Securities, Inc., and Morgan Stanley Dean Witter Capital, Inc., as successors in interest to Belgravia Capital Corporation.

“Belgravia Properties” means collectively, the Real Property Assets upon which one of the Belgravia Lenders hold a mortgage and known as (i) 3901 Lancaster Pike, Wilmington, Delaware, (ii) 421 South 69th Boulevard, Upper Darby, Pennsylvania, (iii) 140 North MacDade Boulevard, Glenolden, Pennsylvania, and (iv) 50 Race Track Road, East Brunswick, New Jersey.

“Commitment Increase” shall have the meaning provided therefor in SECTION 2.10(d).

“Commitment Increase Date” shall have the meaning provided therefor in SECTION 2.10(d).

“Strategic Charges” means fees or expenses (in no event in excess of $2,500,000) incurred by the Borrower in the fourth fiscal quarter of the fiscal year ended January 29, 2005 and in the first two fiscal quarters of fiscal 2005 in connection with the Borrower’s consideration of strategic alternatives.

“Yucaipa means collectively, Yucaipa Corporate Initiatives Fund I, L.P., Yucaipa American Alliance Fund I, L.P., and Yucaipa America Alliance (Parallel) Fund I, L.P. and their respective Affiliates

“Yucaipa Charges” means any closing fees or expense reimbursements payable to Yucaipa on the closing date of the Borrower’s sale of certain securities to Yucaipa, including any fees or expenses payable at any time thereafter, under the Management Services Agreement dated March 23, 2005 by and between the Borrower and The Yucaipa Companies LLC.

“Yucaipa Offering” means the sale of certain securities of the Borrower to Yucaipa (including, without limitation, any securities issued by virtue of the exercise of any warrants issued in connection therewith) in accordance with the terms of a certain Securities Purchase Agreement dated as of March 23, 2005 between the Borrower and Yucaipa.

3.                                       Amendments to Article II.    The provisions of Article II of the Credit Agreement are hereby amended as follows:

a.                                       The last sentence of Section 2.01 is hereby deleted in its entirety and the following substituted in its stead:

Except as provided in the following sentence, amounts repaid in respect of Term Loans may not be reborrowed.  Notwithstanding the foregoing, subject to the satisfaction of the conditions set forth in SECTIONS 4.02 and 4.03 hereof, each Lender agrees, upon the written request of the Borrower in accordance with the provisions of SECTION 2.04, to readvance to the Borrower, and make a new Term Loan to the Borrower, in an amount equal to that portion of the Term Loan which had previously been repaid.

b.                                      The provisions of SECTION 2.06(b)(i) are hereby amended by deleting the number “$125,000,000” and substituting the number “$150,000,000” in its stead.

c.                                       The provisions of SECTION 2.10(a) are hereby deleted in their entirety and the following substituted in their stead:

(a)   Scheduled Termination and Reduction.  Unless previously terminated, (i) the Term Loan Commitments shall terminate on the Term Loan Maturity Date, and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

d.                                      The provisions of SECTION 2.10 are hereby amended by changing the heading to read “Termination, Reduction or Increase of Commitments” and by adding the following new clause (d) thereto:

(d)   Increase in Revolving Commitments.  (i)  So long as no Default or Event of Default exists or would arise therefrom, the Borrower shall have the right at any time, and from time to time, to request an increase of the aggregate of the Revolving Commitments by an amount not to exceed $25,000,000.  Any such requested increase shall be first made to all existing Lenders on a pro rata basis.  To the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Borrower, the Administrative Agent, in consultation with the Borrower, will use its reasonable efforts to arrange for other Persons to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Revolving Commitments requested by the Borrower and not accepted by the existing Lenders (each such increase by either means, a “Commitment Increase,”

and each Person issuing, or Lender increasing, its Revolving Commitment, an “Additional Commitment Lender”), provided, however, that (i) no Lender shall be obligated to provide a Commitment Increase as a result of any such request by the Borrower, (ii) any Additional Commitment Lender which is not an existing Lender shall be subject to the approval of the Administrative Agent and the Borrower (which approval shall not be unreasonably withheld), and (iii) without the consent of the Administrative Agent, at no time shall the Revolving Commitment of any Additional Commitment Lender be less than $5,000,000.  Each Commitment Increase shall be in a minimum aggregate amount of at least $5,000,000 and in integral multiples of $5,000,000 in excess thereof.

(ii)   No Commitment Increase shall become effective unless and until each of the following conditions has been satisfied:

(A)          The Borrower, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Administrative Agent shall reasonably require;

(B)           The Borrower shall have paid such reasonable fees and other compensation to the Additional Commitment Lenders as the Borrower and such Additional Commitment Lenders shall agree;

(C)           The Borrower shall have paid such reasonable arrangement fees to the Administrative Agent as the Borrower and the Administrative Agent may agree;

(D)          If requested by the Administrative Agent, the Borrower shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrower reasonably satisfactory to the Administrative Agent;

(E)           (1)  The Borrower shall have repaid (from the proceeds of the Yucaipa Offering, any Revolving Loans or any combination thereof) or defeased (or on the Commitment Increase Date shall repay or defease) all Indebtedness owed to the Belgravia Lenders which is secured by the Belgravia Properties, and (2) the Mortgage of the Belgravia Lenders on the Belgravia Properties shall have been terminated and released of record, and (3) the provisions of SECTION 4.03 hereof shall have been satisfied with respect to the Belgravia Properties as if a Term Loan were then being made; provided that if all Indebtedness owed to the Belgravia Lenders which is secured by the Belgravia Properties is paid or defeased in part, but not in full, the Borrower may, if all other conditions of this Agreement have been satisfied, including without limitation, the conditions set forth in this clause (E) with respect to any one or more of the Belgravia Properties, may obtain a Commitment Increase equal to the lesser of (x) $25,000,000, or (y) an amount equal to 60% of the fair market value of the Belgravia Properties as to which the Indebtedness to the Belgravia Lenders has been paid in full or defeased and which are no longer subject to Mortgages to the Belgravia Lenders; and

(F)           The Borrower and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested, including, without limitation, amendments to the Mortgages to the extent necessary to secure the Obligations as increased by the Commitment Increase.

(iii)          The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with each date of such effectiveness being referred to herein as a “Commitment Increase Date”), and at such time (A) the Revolving Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, (B) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Revolving Commitments of the Lenders, and (C) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased Revolving Commitments.

(iv)          In connection with Commitment Increases hereunder, the Lenders and the Borrower agree that, notwithstanding anything to the contrary in this Agreement, (A) the Borrower shall, in coordination with the Administrative Agent, (x) repay outstanding Revolving Loans of certain Lenders, and obtain Revolving Loans from certain other Lenders (including the Additional Commitment Lenders), (y) consent to the assignment from any existing Lenders to any Additional Commitment Lenders of a portion of the Term Loans and Term Loan Commitments, and (y) take such other actions as reasonably may be required by the Administrative Agent, in each case to the extent necessary so that all of the Lenders effectively participate in each of the outstanding Revolving Loans and Term Loans pro rata on the basis of their respective Commitments (determined after giving effect to any increase or decrease in the Commitments pursuant to this SECTION 2.10(d)) as required pursuant to SECTION 9.04(b)(iii) hereof, and (B) the Borrower shall pay to the Lenders any costs of the type referred to in SECTION 2.17 in connection with any repayment and/or Loans required pursuant to preceding clause (A).  Without limiting the obligations of the Borrower provided for in this SECTION 2.10(d), the Administrative Agent and the Lenders agree that they will use their best efforts to attempt to minimize the costs of the type referred to in SECTION 2.17 which the Borrower would otherwise incur in connection with the implementation of an increase in the Revolving Commitments.

e.             The provisions of SECTION 2.12(a) are hereby deleted in their entirety and the following substituted in their stead:

(a)  Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Revolving Loans in whole or in part, subject to the requirements of this Section.  The Borrower may not voluntarily prepay the Term Loans without the consent of the Administrative Agent and the Required Lenders unless either (i) prior thereto or contemporaneously therewith the Revolving Commitments are terminated and all other Obligations are or have been paid in full, or (ii) such prepayment is to be made from sources other than (A) the proceeds of the Mortgaged Property or (B) the proceeds of other Collateral sold or disposed of outside of the ordinary course of business, or, (C) unless the provisions of SECTION 5.13(f) have been satisfied, any Revolving Loans, and the Average Liquidation Value of the then Mortgaged Properties is equal to or greater than $275,000,000.

f.              The provisions of SECTION 2.12(c) are hereby amended by adding the words “(other than Net Proceeds from the Yucaipa Offering)” after the words “Prepayment Event” in the second line thereof and after the words “Net Proceeds received” in the sixth line thereof.

g.                                      The provisions of SECTION 2.13 are hereby amended by renumbering clause (a) as clause (a)(i) and adding the following new clause (a)(ii):

(ii)                                  Term Loan Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a Term Loan commitment fee, which shall accrue at a rate per annum equal to 0.375% on the average daily unused amount of the Term Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Term Commitment terminates.  Accrued Term Loan commitment fees shall be payable in arrears on the first day of each month of each year and on the date on which the Term Commitments terminate, commencing on the first such date to occur after the Effective Date.  All Term Loan commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

4.                                       Amendments to Article IV.    The provisions of Article IV of the Credit Agreement are hereby amended by adding the following new section at the end thereof:

SECTION 4.03.                               Additional Conditions for Term Loan Readvances.  The obligation of each Lender to readvance the Term Loan and to make each new

Term Loan pursuant to SECTION 2.01 hereof is subject to satisfaction of the conditions set forth in SECTION 4.01 and SECTION 4.02 and satisfaction of the following conditions:

(a)                                  Opinions.  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) outside counsel for the Borrower, (ii) the general counsel of the Borrower, and (iii) local counsel in each jurisdiction where a Mortgaged Property is located, and, in the case of each such opinion required by this paragraph, covering such matters relating to the Loan Parties, the Loan Documents, the perfection and priority of the Collateral Agent’s Liens, or the Financing Transactions as the Required Lenders shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinions.

(b)                                 Mortgages.  The Administrative Agent shall have received a Mortgage or an amendment to any then existing Mortgage satisfactory in form and substance to the Administrative Agent.

(c)                                                          Other Real Estate Requirements.  (i)  With respect to each Mortgaged Property that is owned by a Loan Party, the Administrative Agent shall have received a policy or policies of title insurance (or an endorsement to any existing policy of title insurance) issued by a nationally recognized title insurance company, insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by SECTION 6.02, in form and substance reasonably acceptable to the Administrative Agent, together with such endorsements, coinsurance and reinsurance as the Administrative Agent or the Required Lenders may reasonably request, and

(ii)                                                          With respect to each Mortgaged Property that is leased by a Loan Party, the Administrative Agent shall have received a consent in form satisfactory to the Administrative Agent from the lessor under the respective lease to the extent required under SECTION 5.13(c), covering such Mortgaged Properties as the Administrative Agent may reasonably request.

(d)                                 Valuations.  If requested by the Administrative Agent in its reasonable discretion, the Administrative Agent shall have received a then current opinion of value of each Mortgaged Property, in form and substance reasonably satisfactory to the Administrative Agent.  As used herein, the term “current opinion of value” shall mean an opinion of value which is dated no more than six months prior to the date of any readvance of the Term Loan.

(e)                                  Fees and Taxes.   The Lenders and their Affiliates shall have received all fees and other amounts due and payable, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document and the Borrower shall have paid all mortgage or similar taxes required under applicable law.

(f)                                    Indenture Compliance Certificate.  The Borrower shall have furnished the Administrative Agent a certificate of a Financial Officer of the Borrower (i) certifying as to whether, after giving effect to the making of any such Term Loan, the Borrower would be permitted to incur such Indebtedness under the indenture evidencing the Initial Subordinated Indebtedness, and, (ii) setting forth reasonably detailed calculations demonstrating compliance with the provisions of such indenture.

(g)                                 Further Assurances.   The Borrower shall have executed such other documents, and taken such further action, as the Administrative Agent shall have reasonably requested.

5.                                       Amendment to Article V.   The provisions of Section 5.13(f) of the Credit Agreement are hereby deleted in their entirety and the following substituted in their stead:

(f)   New York Mortgages.   As of the Effective Date, the Mortgages covering the Mortgaged Property located in New York secure only certain of the Obligations.  In the event that either (i) the outstanding Credit Extensions are equal to or greater than $225,000,000 (plus the amount of any Commitment Increases actually made under Section 2.10(d) hereof) for fifteen (15) consecutive Business Days, or (ii) the outstanding Revolving Loans would, after giving effect to any requested Revolving Loan, exceed $120,000,000 (plus the amount of any Commitment Increases actually made under Section 2.10(d) hereof), upon the request of the Administrative Agent (or at the direction of the Supermajority Lenders), prior to receiving any further Credit Extensions, the Loan Parties shall execute such documents as may be reasonably necessary to amend such Mortgages in order that they secure all of the Obligations.

6.                                       Amendments to Article VI.    The provisions of Article VI of the Credit Agreement are hereby amended as follows:

a.                                       The provisions of Section 6.04(d) are hereby amended by adding the words “other than Investments permitted under Section 6.04(m)” after the words “provided that” appearing therein.

b.                                      The provisions of Section 6.04 are hereby amended by deleting the word “and” at the end of clause (l), relettering clause (m) as (n) and adding the following new clause:

(m)   Investments in Subsidiaries that are not Loan Parties in an aggregate amount necessary to defease or repay any or all Indebtedness owed to the Belgravia Lenders which is secured by any or all of the Belgravia Properties, but in no event in excess of $25,000,000; and

c.                                       The provisions of Section 6.05(c) are hereby deleted in their entirety and the following substituted in their stead:

(c)                                  the Borrower and the Subsidiaries may make Asset Sales, provided that the aggregate fair market value of (i) fee owned Real Property Assets sold pursuant to Asset Sales after the Effective Date shall not exceed $30,000,000 in the aggregate, and (ii) other assets (including, without limitation, leasehold interests, goodwill and other intangible assets) sold pursuant to Asset Sales (other than Excluded Asset Sales and Replacement Store Sales) after the Effective Date shall not exceed in the aggregate the difference between $135,000,000 and the amount of Real Property Assets sold pursuant to clause (c)(i) hereof, and provided further that (A) the consideration received for the related assets shall be in an amount at least equal to (1) the fair market value thereof (taking into account any restrictions on the use of such related assets that the Borrower or any such Subsidiary may require in connection with the asset sale in question) or (2) a lower amount if the Board of Directors of the Borrower or such Subsidiary, as the case may be, shall determine in good faith that the sale of such related assets for such lower amount is desirable in order to minimize losses being incurred by the Borrower or such Subsidiary, as the case may be, with respect to such related assets and that such sale for such lower amount is in the best interest of the Borrower or such Subsidiary, as the case may be; (B) at least 80% of the consideration received (excluding any non-cash consideration received in connection with the exchange of assets of the Borrower or any Subsidiary for similar assets of any third party) for the related assets shall be cash (provided that the Borrower and its Subsidiaries may assign leasehold interests without regard to the condition set forth in this clause (C) as long as the Average Liquidation Value of the remaining Mortgaged Properties after giving effect to such assignment is equal to or greater than $275,000,000); (D) after giving effect to such transaction, the Borrower shall be in compliance with SECTION 6.04; and (E) the Net Proceeds of such Asset Sales shall be applied in the manner and to the extent required by SECTION 2.12;

d.                                      The provisions of Section 6.05 are hereby amended by deleting the word “and” at the end of clause (h), deleting the period at the end of clause (i) and inserting “; and” in its stead, and adding the following new clause thereafter:

(j)                                     the issuance of shares of the capital stock and warrants of the Borrower pursuant to the Yucaipa Offering, including, without limitation, the issuance of shares of capital stock of the Borrower upon the exercise of such warrants.

e.                                       The provisions of Section 6.08 are hereby amended by deleting the period at the end of clause (d) and substituting “; and” in its stead and adding the following new clause thereto:

(e)  the Borrower may make Restricted Payments required under the Yucaipa Offering as long as the Payment Conditions are satisfied.  For purposes of clarification, “Restricted Payments” under this clause (e) do not include payments under the Management Services Agreement dated March 23, 2005 by and between the Borrower and The Yucaipa Companies LLC.

f.                                         The provisions of Section 6.09 are hereby deleted in their entirety and the following substituted in their stead:

SECTION 6.09                                 Transactions with Affiliates  The Borrower will not, and it will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and the Subsidiary Loan Parties, (c) any Restricted Payment permitted by SECTION 6.08, (d) reasonable and customary fees paid to members of the Boards of Directors of the Borrower and the Subsidiaries, (e) payments to Yucaipa under the Management Services Agreement dated March 23, 2005 by and between the Borrower and The Yucaipa Companies LLC (provided that, if an Event of Default then exists and is continuing or would arise after giving effect to such payment, in the Administrative Agent’s discretion, no proceeds of (1) the Loans or (2) the Mortgaged Property or (3) other Collateral sold or disposed of outside of the ordinary course of business, may be used to fund such payments), it being the intent of this Section that transactions between any Loan Party and any Subsidiary that is not a Loan Party shall be required to satisfy the requirements of the foregoing clause (a).

g.                                      The provisions of SECTION 6.14(b) are hereby deleted in their entirety and the following substituted in their stead:

(b)  as long as each of the Payment Conditions is satisfied, payments for purchase, redemption, retirement, acquisition, cancellation, defeasance, satisfaction and discharge or termination of the Initial Subordinated Indebtedness (including any fees, expenses, and premiums associate therewith); or

h.                                      The provisions of SECTION 6.15 are hereby deleted in their entirety and the following substituted in their stead:

6.15   Cash Capital Expenditures.  The Borrower will not permit the aggregate amount of Cash Capital Expenditures made by the Borrower and the Subsidiaries in any Fiscal Year to exceed the lesser of $150,000,000 or an amount equal to the Borrower’s Consolidated EBITDA for the immediately preceding Fiscal Year. The amount of permitted Cash Capital Expenditures in respect of any Fiscal Year shall be increased by the lesser of (a) the amount of unused Cash Capital Expenditures for the immediately preceding Fiscal Year (less an amount equal to any unused Cash Capital Expenditures carried forward to such preceding Fiscal Year) and (b) $20,000,000; provided that in no event shall the amount of permitted Cash Capital Expenditures exceed $150,000,000 in any Fiscal Year.

i.                                          The provisions of SECTION 6.17 are hereby deleted in their entirety and the following substituted in their stead:

6.17   Ratio of Credit Extensions to Consolidated EBITDA.  The Borrower shall not, at any time, permit the ratio of the Credit Extensions to Consolidated EBITDA (calculated on a trailing four fiscal quarter basis) at the end of any fiscal quarter to be more than 1.90:1.00.

7.                                       Conditions to Effectiveness.  This First Amendment shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Agent:

a.                                       This First Amendment shall have been duly executed and delivered by the Borrower, the Administrative Agent, the Collateral Agent and the Required Lenders.  The Administrative Agent shall have received a fully executed copy hereof and of each other document required hereunder.

b.                                      All action on the part of the Borrower necessary for the valid execution, delivery and performance by the Borrower of this First Amendment shall have been duly and effectively taken.  The Administrative Agent shall have received from the Borrower true copies of their respective certificate of the resolutions authorizing the transactions described herein, each certified by their secretary or other appropriate officer to be true and complete.

c.                                       The Borrower shall have paid the Administrative Agent all fees and expenses due and payable in connection herewith, including, without limitation, its reasonable attorneys’ fees.

d.                                      The Borrower shall have paid to the Administrative Agent, for the account of each Lender, an amendment fee in an amount equal to 0.15% of each such Lender’s total Commitment..

e.                                       The Yucaipa Offering shall have been consummated (or shall be consummated contemporaneously with this First Amendment) and the Borrower shall have received (or shall receive immediately after the effective date of this First Amendment) the Net Proceeds therefrom.

f.                                         No Default or Event of Default shall have occurred and be continuing (after giving effect to the waiver of Defaults and Events of Default in accordance with the provisions of Paragraph 8(a) hereof).

g.                                      The Borrower shall have provided such additional instruments, documents, and opinions of counsel to the Administrative Agent as the Administrative Agent and its counsel may have reasonably requested.

8.                                       Miscellaneous.

a.                                       As of the effective date of this First Amendment, the Agent and the Lenders waive any Default or Event of Default under SECTION 7(f) or 7(g) of the Credit Agreement arising as a result of the breach by the Borrower or any of its Subsidiaries (which breach exists as of such effective date) of any obligations to the Belgravia Lenders with respect to the loan arrangements secured by the Belgravia Properties.

b.                                      Except as provided herein, all terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect.  The Borrower hereby ratifies, confirms, and reaffirms all of the representations, warranties and covenants therein contained.  Without limiting the generality of the foregoing, the Borrower hereby acknowledges, confirms and agrees that all Collateral shall continue to secure the Obligations as modified and amended pursuant to this First Amendment, and any future modifications, amendments, substitutions or renewals thereof.

c.                                       The Borrower shall pay all costs and expenses incurred by the Agent in connection with this First Amendment, including, without limitation, all  reasonable attorneys’ fees.

d.                                      This First Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered, each shall be an original, and all of which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page hereto by telecopy shall be effective as delivery of a manually executed counterpart hereof.

e.                                       This First Amendment expresses the entire understanding of the parties with respect to the matters set forth herein and supersedes all prior discussions or negotiations hereon.  Any determination that any provision of this First Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not effect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this First Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and their seals to be hereto affixed as the date first above written.

PATHMARK STORES, INC.

By	/s/ Frank G. Vitrano
Print Name:	Frank G. Vitrano
Title:	President

FLEET RETAIL GROUP, LLC, as Administrative Agent, Collateral Agent and Lender

By	/s/ Keith Vercauteren
Print Name:	Keith Vercauteren
Title:	Director

GMAC COMMERCIAL FINANCE LLC

By	/s/ Thomas Maiale
Print Name:	Thomas Maiale
Title:	Director

GENERAL ELECTRIC CAPITAL CORPORATION

By	/s/ Charles O. Chiodo
Print Name:	Charles O. Chiodo
Title:	Duly Authorized Signatory

THE CIT GROUP/BUSINESS CREDIT, INC.

By	/s/ Steven Schuit
Print Name:	Steven Schuit
Title:	Vice President

WELLS FARGO FOOTHILL, LLC

By	/s/ Eunnie Kim
Print Name:	Eunnie Kim
Title:	Vice President